Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The Goldfield Corporation:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Goldfield Corporation of our report dated March 26, 2014, with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, cash flows and stockholders’ equity for the years then ended, which report appears in the 2013 Annual Report on Form 10-K of The Goldfield Corporation and to the reference to our Firm under the caption “Interests of Named Experts and Counsel” in this Registration Statement.

/s/ KPMG LLP
Orlando, Florida
December 17, 2014
Certified Public Accountants